Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-          ) pertaining to the Groupon, Inc. 2011 Incentive Plan, Groupon, Inc. 2010 Stock Plan, and Groupon, Inc. 2008 Stock Plan of our report dated May 31, 2011 (except for Note 2, as to which the date is October 20, 2011), with respect to the consolidated statements of operations, comprehensive loss and cash flows of CityDeal Europe GmbH included in Groupon, Inc.’s Prospectus filed with the Securities and Exchange Commission on November 7, 2011 pursuant to Rule 424(b) under the Securities Act of 1933 relating to Groupon, Inc.’s Registration Statement (Form S-1 No. 333-174661).

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft Berlin, Germany November 7, 2011

/s/Jantz	/s/ Stander
(Jantz) Certified Public Accountant	(Stander) Wirtschaftsprüfer